                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                                        CONTACT:
                                                                     Teresa Hess
                                                    Director, Investor Relations
                                                       Tecumseh Products Company
                                                                    734-585-9507

          TECUMSEH PRODUCTS COMPANY REPORTS THIRD QUARTER 2008 RESULTS

     - Global economic slowdown exerts significant downward pressure on revenues and margins and accelerates restructuring plans, resulting in a net loss of $36.5 million for the quarter

     - Total cash and equivalents amounted to $126.1 million, an increase of $49.3 million when compared to the beginning of the year, providing flexibility to support operations. Cash was utilized in the third quarter to address working capital needs

     - Effectively managing through challenging economic environment with continued efforts to match capacity with demand and reduce operating costs


ANN ARBOR, MICH., NOV. 5, 2008 - Tecumseh Products Company (NASDAQ: TECUA, TECUB), a leading global manufacturer of compressors and related products, today announced results for its third quarter ended Sept. 30, 2008.

"The dramatic slowdown of the global economy, continued tightening of the credit markets and unprecedented volatility in the foreign exchange and commodity markets combined to have a significant negative impact on our results in the third quarter," commented Ed Buker, Chairman, President and CEO of Tecumseh Products. "Although our bottom-line performance for the quarter was clearly impacted by recent economic events, we took immediate action to address those outside forces, including reducing our global headcount over the course of the quarter by about 1,200 people. Going forward, we will continue to take the steps necessary for Tecumseh to address the current global economic slowdown while positioning the Company for gains in efficiency and profitability once the global economy begins to recover. In the interim, our intensive cost cutting to size our business to current volumes combined with aggressive cash management should enable us to navigate the current economic uncertainties and continue to pursue our long-term strategic plan."

With respect to global economic activity, the recent decline, which may ultimately become a global recession precipitated by the financial crisis, has had a detrimental effect on Tecumseh's sales volumes. This decline has been marked by a deterioration of credit availability for consumers and customers, increased borrowing rates for those who are able to secure lines of credit, slowdowns in the housing market, and double-digit inflation rates in some countries where the Company's business is concentrated. Any one of these factors, taken independently, would have an adverse impact on sales volumes; combined, the impact has been significant. Although Tecumseh is a global business, and declines in economic activity that affect only certain regional markets are often balanced against greater growth in other parts of the globe, the current slowdown is affecting all of the Company's global markets with nearly equal severity. In the first half of 2008, consistent with expectations, the Company began to see a slowdown when compared to prior periods. As a result of the conditions described above, this trend continued at an accelerated pace in the third quarter of the year and based upon customer actions evidence suggests that the fourth quarter will see an even greater decline in activity. The

Company does not currently expect market conditions to improve before mid-2009. Accordingly, it has accelerated certain restructuring activities which involve the idling of underutilized assets and further reductions in employment levels throughout the world.

Consolidated net sales from continuing operations in the third quarter of 2008 decreased to $256.2 million from $278.4 million in 2007. Sales of compressors for air conditioning and other applications declined by $13.6 million, due to softer economic conditions, higher customer inventory levels and cooler-than-normal weather in many markets. Sales for refrigeration & freezer applications declined by $9.6 million, associated primarily with a downturn in market volumes as well as market share, most substantially in North America and India. Compressors for commercial applications reported a slight increase in sales of $1.0 million. For these applications, price increases and currency effects more than offset declines in unit volumes due to softer economic conditions and lower shipments to customers in light of higher inventory balances. Expressed in unit volumes, compressors for commercial and aftermarket applications (52% of sales dollars) declined by 26.9% when compared to 2007, refrigeration & freezer applications (33% of sales dollars) declined by 13.8%, and air conditioning applications (15% of sales dollars) declined by 49.5%.

Cost of sales was $238.7 million in the three months ended Sept. 30, 2008 compared to $244.4 million in the three months ended Sept. 30, 2007. As a percentage of net sales, cost of sales was 93.2% and 87.8% in the third quarters of 2008 and 2007, respectively. In dollar terms, gross margin declined $16.5 million to $17.5 million in 2008 compared with $34.0 million in the third quarter of 2007.

Current year margin was favorably impacted by selling price advances of $7.0 million. However, as discussed above, unit volumes declined substantially when compared to the third quarter of 2007, resulting in unfavorable overhead absorption rates. These declines were partially offset by an improved mix of higher-margin product, but the net impact of these factors resulted in a decline of $11.1 million in 2008 when compared to prior year results. The effect of foreign currency exchange unfavorably impacted results for the current quarter by $8.6 million, which included $3.7 million for losses recognized in the Company's income statement from the re-measurement of foreign denominated assets & liabilities in Brazil and the mark to market of ineffective hedges in India, which resulted from the rapid devaluation of these currencies at the end of the quarter. Unfavorable commodity costs of $3.7 million and unfavorable purchasing, productivity and other costs of $0.1 million also affected gross margins in the quarter.

Selling, general and administrative ("SG&A") expenses were $33.7 million and $28.8 million in the three months ended Sept. 30, 2008 and 2007 respectively. As a percentage of net sales, SG&A expenses were 13.1% in the third quarter of 2008 compared to 10.3% in the third quarter of 2007. The Company recorded expenditures of approximately $5.1 million in the third quarter of 2008 for one-time professional fees, which included consulting services for strategic planning and legal fees for corporate governance issues. This expenditure constituted an increase of $2.7 million in professional fees incurred for one-time projects when compared to the same period in 2007. The remaining $2.2 million increase in administrative cost was largely reflective of costs recognized in continuing operations that were previously allocated to businesses that are now discontinued operations.

Buker continued: "Clearly, the most significant challenge facing our Company in the third quarter came from the dramatic slowdown of the global economy, which had a sizable negative impact on our sales and margins. Beyond the global economic conditions that diminished demand for our compressors, we also had to contend with the tangential impact of the increasingly tight global credit environment on our customers. As a result of reduced levels of available credit and financing sources, we saw many customers delaying orders in efforts to reduce inventory levels, even as we faced pressure from suppliers to accelerate payments or face higher financing costs."

Losses from continuing operations were $36.5 million in the current quarter, compared to a profit of $2.2 million in the prior year third quarter. Included in 2008 results were $16.2 million in impairments, restructuring charges, and other items. The majority of these expenses were as a result of the acceleration of the Company's plans for consolidating and relocating certain of its global manufacturing capabilities, in light of the pronounced softening of demand resulting from the current global financial conditions. The expense was recognized in Brazil ($11.9 million), North America ($3.7 million), and India ($0.6 million).

Financial performance in 2008 was favorably impacted by a $1.0 million improvement in net interest expense when compared to third quarter 2007. This improvement is attributable to the interest earned on substantially higher levels of cash and short-term investments in 2008.

Buker said: "In an environment characterized by recessionary forces impacting both the developed and emerging markets, combined with a dearth of available credit from banks and traditional funding sources, it is clearer than ever that our balance sheet restructuring of 2007 was the right move for Tecumseh. As a result of our efforts to increase cash, the Company has adequate resources to withstand the slowdown, without needing to tap other sources of capital."

Consolidated net sales from continuing operations in the first three quarters of 2008 decreased to $805.2 million from $864.7 million in 2007. Sales of compressors used in commercial applications increased by $18.4 million; these increases were primarily the result of pricing advances and currency impacts. These increases in sales were offset by declines in sales of compressors used in refrigeration & freezer applications of $56.0 million, which were associated primarily with a downturn in market volumes as well as market share, predominantly in North America, India and Europe. Sales of compressors for air conditioning applications and all other applications also declined by $21.9 million. Expressed in unit volumes, compressors for commercial and aftermarket applications (52% of sales dollars) declined by 13.9% when compared to 2007, refrigeration & freezer applications (32% of sales dollars) declined by 25.3%, and air conditioning applications (16% of sales dollars) declined by 25.2%.

Cost of sales was $708.6 million in the nine months ended Sept. 30, 2008, as compared to $760.5 million in the same period of 2007. As a percentage of net sales, cost of sales was 88.0% and 87.9% in the first nine months of 2008 and 2007, respectively. Gross margin declined by $7.6 million in 2008 when compared to the same period of 2007, from $104.2 million in 2007 to $96.6 million in 2008.

Current year margin was favorably impacted by selling price advances of $32.7 million. However, although an improved mix of higher-margin product contributed favorably to 2008 year-to-date results, this favorable mix was not sufficient to fully offset volume declines and lower overhead absorption, resulting in a net reduction to 2008 margin of $23.6 million. The effect of foreign currency exchange unfavorably impacted results for 2008 by $23.5 million when compared to the prior year, including $5.7 million for losses from the re-measurement of foreign denominated assets & liabilities in Brazil and the mark to market of ineffective hedges in India. Increased commodity costs accounted for $13.1 million of the gross margin decline. These unfavorable trends were somewhat offset by gains in productivity, purchasing costs and other improvements of $15.6 million, as well as gains on the sale of an airplane and the Company's former airport facility of $4.2 million.

Selling, general and administrative ("SG&A") expenses were $99.6 million or 12.4% of net sales in the first three quarters of 2008 as compared to $97.7 million or 11.3% of sales in the nine months ended Sept. 30, 2007. While the Company incurred approximately $11.1 million in 2008 for one-time professional fees, which included consulting services for strategic planning and legal fees for corporate governance issues, this figure represented a $6.2 million reduction in professional fees incurred for one-time projects when compared to 2007. This improvement was offset by $8.1 million in increased administrative costs, which was primarily reflective of costs recognized in continuing operations that were previously allocated to businesses that are now discontinued operations.

Net loss from continuing operations was $36.3 million through the first three quarters of 2008, compared to a loss of $8.2 million in the same period of 2007. Results for 2008 were impacted by $20.0 million in impairments, restructuring charges, and other items. These charges included $20.0 million in excise tax expense on the proceeds received from the reversion of the Company's former salaried retirement plan, $15.2 million in charges for impairment of buildings and machinery in the third quarter of 2008 as discussed above, and a curtailment loss on the Company's hourly pension plan of $3.9 million. The Company also recorded expense of $6.9 million related to severance costs for previously announced on-going restructuring activities. Offsetting these expenses were a curtailment gain related to an hourly postretirement benefit plan ($19.1 million) due to reductions in future service cost related to the closure of manufacturing operations in Tecumseh, Michigan, a settlement gain on the sale of annuity contracts for the former salaried retirement plan ($6.3 million), and a gain on the sale of a facility in Dundee, Michigan ($0.6 million).

Financial performance in 2008 was favorably impacted by a $2.7 million improvement in interest expense when compared to 2007. Interest income also improved by $3.1 million in 2008 due to the interest earned on substantially higher levels of cash and short-term investments in the current year.

As of Sept. 30, 2008, the Company reported total cash and cash equivalents of $126.1 million. In the third quarter of 2008, cash used by operations amounted to $55.6 million. The most significant uses of cash during the quarter involved working capital requirements, particularly payables and accrued expenses (a use of $33.1 million) as well as accounts receivable (a use of $13.2 million). In the case of payables, the Company accelerated payments to many cash- and credit-constrained suppliers during the period, in order to avoid interest rate charges on outstanding balances. With regard to accounts receivable, the Company reduced the amount of discounted receivables by $31.0 million during the period, which increased the net receivables recorded on the balance sheet, and also avoided unnecessary interest expense. The remaining cash use was primarily attributable to cash net losses, which were a result of the economic downturn adversely affecting sales volumes combined with higher steel costs. In each of these instances, Tecumseh's favorable cash position allowed it to address unfavorable market conditions without incurring the cost of escalating interest rates or drawing upon lines of credit. These cash uses were somewhat offset by the Company's aggressive efforts to reduce its inventory balances, which provided cash of $16.5 million during the quarter.

Subsequent to the end of the third quarter, the Company has also begun to receive cash refunds from the Brazilian government for pre-paid non-income taxes. As of the end of October, and based upon the exchange rate between the U.S. dollar and the Brazilian real as of the end of the third quarter, the Company had received approximately $53.5 million in refunds. Further refunds are expected by the end of 2008 and into 2009. Due to the recent volatility in the exchange rate between the U.S. dollar and the Brazilian real, the actual amounts received as expressed in U.S. dollars will vary depending on the exchange rate at the time of receipt or future reporting date.

In the aggregate, cash balances have increased by $49.3 million when compared to the end of 2007. The most significant elements of this increase in cash were the net proceeds of $80.0 million realized from the reversion of the Company's salaried retirement plan and $22.6 million in proceeds from the sale of assets. These increases were offset in part by reductions in discounted accounts receivable of $39.8 million at international locations.

Tecumseh reported that the condition of the global economy as discussed above, as well as commodity costs, key currency rates and weather had a significant impact on its business operations through the first three quarters of the year.

Certain key commodities, including copper, have seen significant fluctuations in pricing since the beginning of the year; copper prices increased by more than 30% through July and then dropped 22.3% in August and September. As of Sept. 30, 2008, the Company held more than 80% of its total projected copper requirements for the remainder of 2008 in the form of forward purchase contracts and futures, which will provide it with substantial (though not total) protection from any resurgence in price during the remainder of the year but also will detract from the ability to benefit from price decreases. In addition, the Company expects the cost of steel and other purchased materials to be more costly in 2008 versus 2007. As of Sept. 30, 2008, the Company's steel costs had risen by 65.5% since the beginning of this year and by 77.8% when compared to Jan. 1, 2007. Increases in the price of steel are particularly detrimental to the Company's profitability, as there is currently no well-established market for hedging the cost of steel used in its products. In the aggregate and after consideration for the recent rapid escalation in steel costs, the Company expects the total 2008 cost of its purchased materials for the full year, including the impact of its hedging activities, to be approximately $48 million more than the prior year, depending on commodity cost levels in the remaining three months of 2008. As a partial means of addressing the escalating costs of commodities, the Company has implemented price increases, most of which have already taken effect with the remainder becoming effective over the final quarter of this year.

"Throughout 2008, we have made significant strides in hedging currency and commodity exposure, but in the third quarter, volatility in commodity and currency markets had a detrimental effect on our profitability," said James Nicholson, Chief Financial Officer of Tecumseh Products. "As the prices of hedged inputs such as copper declined in the third quarter, we did not fully realize the benefit of the falling price, while other inputs that do not have effective hedging vehicles continued to rise, notably, the type of steel used in our production. On the currency side, as the rupee, real and euro fell against the dollar, re-measurement of assets and liabilities denominated in foreign currencies further reduced profitability in the quarter. Despite the unprecedented volatility we experienced in recent months, we will remain disciplined in our approach to managing commodity and currency risks. In the long run, we will benefit from these trends if they continue."

The Brazilian real, the euro and the Indian rupee continue to show significant volatility against the U.S. dollar. While the Company has considerable forward purchase contracts to cover its exposure to additional fluctuations in value during the year, it expects the changes in foreign currency exchange rates, after giving consideration to its contracts and including the impact of balance sheet re-measurement of assets and liabilities held in an underlying currency other than the dollar, to have a negative financial impact totaling approximately $37 million when compared to 2007; further strengthening of the dollar against the real could result in additional re-measurement losses.

As a partial means of offsetting these conditions, the Company said it intends to continue to implement further cost reductions and consolidation of productive capacity. During the third quarter, the Company reduced its total global headcount by approximately 1,200 people, and expects to initiate further actions in the fourth quarter.

"With more than $120 million in cash and equivalents and minimal debt, we believe we have adequate resources available to withstand the current economic weakness, but we will remain highly disciplined in our use of cash," continued Buker. "We will continue to hold the line on capital expenditures, though we may incur costs to shift production and adjust our current capacity levels to better reflect global demand and resulting revenue levels. We are holding to our capital expenditure run rate projections of $20 to $25 million as an average annualized basis; in the near term, we anticipate total capital investments of $10 to $15 million in 2008, but with a carryover of approximately $10 million into the upcoming year they may be as high as $35 million in 2009. These expenditures will be managed carefully and will be dependent upon economic conditions throughout the year."

CONFERENCE CALL TO DISCUSS THIRD QUARTER 2008 RESULTS

Tecumseh Products Company will host a conference call to report on the third quarter 2008 results on Thursday, Nov. 6, 2008 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then be made available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) the success of our ongoing effort to bring costs in line with projected production levels and product mix; ii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates;
iii) availability and cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; iv) changes in business conditions and the economy in general in both foreign and domestic markets, the condition of which may magnify other risk factors; v) weather conditions affecting demand for replacement products; vi) actions of competitors; vii) our ability to maintain adequate liquidity in total and within each foreign operation; viii) the effect of terrorist activity and armed conflict; ix) economic trend factors such as housing starts; x) emerging governmental regulations; xi) the ultimate cost of resolving environmental and legal matters; xii) our ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) increased or unexpected warranty claims; and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)*

                                                            THREE MONTHS ENDED    NINE MONTHS ENDED
                                                               SEPTEMBER 30,        SEPTEMBER 30,
                                                            ------------------   ------------------
(Dollars in millions, except per share data)                  2008      2007       2008      2007
                                                            -------   -------    -------   --------
Net sales                                                   $ 256.2   $ 278.4    $ 805.2   $  864.7
   Cost of sales                                              238.7     244.4      708.6      760.5
   Selling and administrative expenses                         33.7      28.8       99.6       97.7
   Impairments, restructuring charges, and other items         16.2      (0.1)      20.0        1.6
                                                            -------   -------    -------   --------
Operating (loss) income                                       (32.4)      5.3      (23.0)       4.9
   Interest expense                                             7.0       6.6       20.5       23.2
   Interest income and other, net                               2.7       1.3        7.8        4.6
                                                            -------   -------    -------   --------
(Loss) income from continuing operations before taxes         (36.7)     (0.0)     (35.7)     (13.7)
   Tax (benefit) expense                                       (0.2)     (2.2)       0.6       (5.5)
                                                            -------   -------    -------   --------
(Loss) income from continuing operations                      (36.5)      2.2      (36.3)      (8.2)
   Income (loss) from discontinued operations, net of tax      23.3     (79.4)      49.1     (174.0)
                                                            -------   -------    -------   --------
Net (loss) income                                            ($13.2)   ($77.2)   $  12.8    ($182.2)
                                                            =======   =======    =======   ========
Basic earnings (loss) per share:
   (Loss) income from continuing operations                   (1.98)     0.12      (1.96)     (0.44)
   Income (loss) from discontinued operations, net of tax      1.27     (4.30)      2.65      (9.42)
                                                            -------   -------    -------   --------
Net (loss) income per share, basic                           ($0.71)   ($4.18)   $  0.69     ($9.86)
                                                            =======   =======    =======   ========
Diluted earnings (loss) per share
   (Loss) income from continuing operations                   (1.98)     0.11      (1.96)     (0.44)
   Income (loss) from discontinued operations, net of tax      1.27     (4.00)      2.65      (9.42)
                                                            -------   -------    -------   --------
Net (loss) income per share, diluted                         ($0.71)   ($3.89)   $  0.69     ($9.86)
                                                            =======   =======    =======   ========
Weighted average shares, basic (in thousands)                18,480    18,480     18,480     18,480
Weighted average shares, diluted (in thousands)              19,871    19,871     19,871     19,368
                                                            =======   =======    =======   ========
Cash dividends declared per share                           $  0.00   $  0.00    $  0.00   $   0.00
                                                            =======   =======    =======   ========

* The consolidated condensed financial statements of Tecumseh Products Company and Subsidiaries (the "Company") are unaudited and reflect all adjustments (including normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial position and operating results for the interim periods. The December 31, 2007 consolidated condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles in the United States ("U.S. GAAP"). The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's Annual Report for the fiscal year ended December 31, 2007. Due to the seasonal nature of certain product lines, the results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                      SEPTEMBER 30,   December 31,
(Dollars in millions)                                      2008           2007
                                                      -------------   ------------
ASSETS
   CURRENT ASSETS:
      Cash and cash equivalents                          $  126.1       $   76.8
      Restricted Cash                                        14.3            6.8
      Short-term investments                                  5.0            5.0
      Accounts receivable, net                              115.2           93.2
      Inventories                                           125.9          143.4
      Assets held for sale                                   19.5           21.9
      Other current assets                                  116.0           50.6
                                                         --------       --------
         TOTAL CURRENT ASSETS                               522.0          397.7
   Property, plant and equipment - net                      283.8          353.3
   Goodwill and other intangibles                            18.5           20.2
   Prepaid pension expense                                  129.7          233.4
   Other assets                                              88.1          160.3
                                                         --------       --------
         TOTAL ASSETS                                    $1,042.1       $1,164.9
                                                         ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES:
      Accounts payable, trade                            $  117.2       $  123.0
      Short-term borrowings                                  55.6           59.5
      Liabilities held for sale                               2.4            2.6
      Accrued liabilities                                    81.7           84.2
                                                         --------       --------
         TOTAL CURRENT LIABILITIES                          256.9          269.3
   Long-term debt                                             1.1            3.3
   Deferred income taxes                                     13.2           10.2
   Pension and postretirement benefits                       46.6           89.1
   Product warranty and self-insured risks                    8.2           10.0
   Other non-current liabilities                             34.3           37.1
                                                         --------       --------
         TOTAL LIABILITIES                                  360.3          419.0
   STOCKHOLDERS' EQUITY                                     681.8          745.9
                                                         --------       --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $1,042.1       $1,164.9
                                                         ========       ========

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                        Nine Months Ended
                                                          September 30,
                                                        -----------------
(Dollars in millions)                                    2008      2007
                                                        ------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Cash provided by (used in) operating activities   $ 24.1    ($24.5)
                                                        ------    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of assets                           22.6     205.9
   Capital expenditures                                   (5.5)     (5.9)
   Change in restricted cash                              (7.6)       --
                                                        ------    ------
      Cash provided by investing activities                9.5     200.0
                                                        ------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Debt issuance / amendment costs                        (1.6)     (2.9)
   Proceeds / (repayments) from First Lien Credit
      Agreement, net                                        --     (82.8)
   Other borrowings / (repayments), net                    0.5    (116.1)
                                                        ------    ------
      Cash used in financing activities                   (1.1)   (201.8)
                                                        ------    ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                   16.8       1.6
                                                        ------    ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          49.3     (24.7)
CASH AND CASH EQUIVALENTS:
   Beginning of period                                    76.8      81.9
                                                        ------    ------
   End of period                                        $126.1    $ 57.2
                                                        ======    ======